EXHIBIT 2.4

EXECUTION VERSION

April 19, 2018

VIA EMAIL

Korn/Ferry International

1900 Avenue of the Stars, Suite 2600 Los Angeles,

California 90067

Attention:  Mr. Brian Suh, Senior Vice President-Corporate Development

Cc:            Jonathan M. Kuai Korn/Ferry

International

1900 Avenue of the Stars Suite 2600 Los Angeles, California

90067 Jonathan.Kuai@KornFerry.com

Blank Rome LLP

2049 Century Park East 6th Floor

Los Angeles, California 90067

Attention:	Michael C. Cohen
Email:	MCohen@BlankRome.com

Re:        Letter Agreement--Extension of the Resolution Period

Mr. Suh:

Reference is hereby made to (a) that certain Stock Purchase Agreement, dated as of September 23, 2015 (the “Original Execution Date”) (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), entered into by and between HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda, and Korn/Ferry International, a Delaware corporation.

Capitalized terms used but not defined herein shall have the same meanings given to them in the Purchase Agreement, unless context otherwise requires.

This letter agreement (this “Letter Agreement”), effective as of the date first written above (the “Effective Date”), reflects the desire of Seller and Buyer to extend the period of time that comprises the Resolution Period and memorializes the agreement of Seller and Buyer with respect to the foregoing and such other matters contemplated by the Purchase Agreement, in each case as more particularly set forth herein.

1.            Extension of Resolution Period. Each of Seller and Buyer hereby agree that, effective as of the Effective Date, the “Resolution Period” shall end on the five-year anniversary of the Closing, rather on the three-year anniversary of the Closing.

2.            Continuation. Each of Seller and Buyer hereby agree that, effective as of the Effective Date, the first sentence of Section 5.19(a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a)         Seller agrees that for the period commencing on the Closing Date and expiring on the five-year anniversary thereof, Seller shall continuously maintain its existence as an exempted company incorporated with limited liability under the laws of Bermuda (or such other legal entity) and shall not dissolve, liquidate or permit its dissolution or liquidation or take any other action to terminate its existence; provided, however, that in the event (i) the Pending Disputes have not been settled or otherwise subject to a Final Determination pursuant to clauses (i) and (ii) of Section 5.26(a) prior to the end of the Resolution Period or (ii) the acquisition or transfer of the Designated Interests shall have not been completed prior to the Resolution Period, Seller’s obligations to so maintain its existence shall continue for so long as reasonably necessary to sufficiently satisfy its obligations expressly contemplated by Sections 5.26 and 5.27 of the Purchase Agreement, as applicable (but in no event shall such obligations continue for more than three months from and following the Resolution Period, such time period, as applicable, the “Continuation Stub Period”).”

3.            Information; Access and Books and Records.

(a)            From and after the date hereof, and for a period (the “Reporting Period”) of no longer than the earlier of (i) the date of the settlement of or Final Determination with respect to the Pending Disputes and the completion of the acquisitions or transfers of the Designated Interests and (ii) the end of the Continuation Stub Period, on or within five days prior to each July 20, October 20, January 20 and April 20 arising during the Reporting Period, Seller shall deliver to Buyer a written “Schedule of Budget of Future Liabilities” (the “Liabilities Budget”), which shall be substantially in the form of the Liabilities Budget delivered to Buyer on the date hereof, reflecting as of the date of each such Liabilities Budget substantially the same information as is set forth in the “Liabilities Budget” delivered to the Buyer on the date hereof, together with a written statement from Seller setting forth a good faith accounting of the amount of all cash and cash equivalents (exclusive of the securities of the Buyer) being held by Seller as of the date of each such Liabilities Budget (it being understood that any immaterial errors with respect to such good faith accounting shall not be considered a breach of such obligation). Seller hereby covenants that during the Reporting Period, it shall use its best efforts to maintain and retain cash and cash equivalents (exclusive of the securities of the Buyer) in an aggregate amount in excess of the total amount of liabilities set forth in the “Worst Case” scenario reflected in the most recent Liabilities Budget.

(b)            From and after the date hereof, and for a period of no longer than the earlier of

(i) six months following the settlement of or Final Determination with respect to the Pending Disputes and the completion of the acquisitions or transfers of the Designated Interests and

(ii) the end of the Continuation Stub Period, in connection with any reasonable business purpose, subject to any applicable Law and any applicable privileges (including attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, Seller shall (A) afford Buyer and its Representatives reasonable access, during normal business hours, to the offices, properties, books and records and other information and documents of Seller in respect of the Pending Disputes and/or the Designated Interests and (B) make available to Buyer and its Representatives the employees and other personnel of Seller whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Buyer or its Representatives in connection with Buyer and its Representatives’ inquiries for any of the purposes referred to in this Paragraph 3(a); provided, however, that such access or request shall not unreasonably interfere with the business or operations of Seller and its personnel. In no event shall the auditors and independent accountants of Seller be obligated to make any work papers available to any Person unless and until such Person has signed, if requested by such auditors or independent accountants, a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by Seller, Buyer shall enter into a customary joint defense agreement with any one or more of Buyer and its Affiliates with respect to any information to be provided to Seller or any of its Representatives pursuant to this Paragraph 3(a). Seller shall be reimbursed promptly by Buyer (but in no event later than five Business Days from the date on which any request for reimbursement is made) for any reasonable and documented out-of-pocket expenses incurred by Seller in complying with any request by Buyer and/or its Representatives pursuant to this Paragraph 3(a).

(c)            From and after the date hereof, Seller shall preserve and keep through the earlier of (i) the six-month anniversary of the settlement of or Final Determination with respect to the Pending Disputes and the completion of the acquisitions or transfers of the Designated Interests and (ii) the end of the end of the Continuation Stub Period, all books and records in respect of the Pending Disputes and/or the Designated Interests. After such period of time, before Seller may dispose of any of such books and records, Seller shall give Buyer at least ten days’ prior written notice of such intent, and Buyer shall be given an opportunity, at its own cost and expense, to remove and retain copies of all or any part of such books and records as Buyer may select.

4.            Each of Seller and Buyer hereby agree that, effective as of the Effective Date that Section 1.1 of the Purchase Agreement shall be amended by inserting the following definition in alphabetical order with respect to the other defined terms: ““Continuation Stub Period” has the meaning set forth in Section 5.19(a).”

5.            Amendment to Section 9.1. Seller and Buyer agree that Section 9.1 of the Purchase Agreement is hereby amended by changing the person to whom notices, requests, instructions, consents, claims, demands, waivers and other communications are to be given to Buyer, as follows:

If to Buyer:

Korn/Ferry International

1900 Avenue of the Stars Suite 2600 Los Angeles, California 90067

Attention: Brian Suh, Senior Vice President-Corporate Development

Telephone: (310) 843-4101

Email: Brian.Suh@kornferry.com

with a copy to (which shall not constitute notice):

Korn/Ferry International

1900 Avenue of the Stars Suite 2600 Los Angeles, California 90067

Attention: Jonathan Kuai, General Counsel

Telephone: (310) 226-2654

Email: Jonathan.Kuai@kornferry.com

and

Blank Rome LLP

2029 Century Park East, 6th Floor Los Angeles,

California 90067 Attention: Michael C. Cohen

Telephone: (424) 239-3455 Email:

Email: MCohen@blankrome.com

6.            Further Assurances. Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Letter Agreement.

7.            Effect of this Letter Agreement. This Letter Agreement shall not constitute an amendment or waiver of any provision of the Purchase Agreement except as expressly stated herein and except as expressly amended or otherwise modified hereby, the provisions of the Purchase Agreement shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with its terms and for the avoidance of doubt, (a) all references in the Purchase Agreement to “the date hereof”, “herein” or “the date of this Agreement” and words or concepts of similar import shall refer to the Original Execution Date and (b) any representations and warranties set forth in the Purchase Agreement made by either the Seller or the Buyer shall not change as a result of the execution of this Letter Agreement and shall be made as of the Original Execution Date.

8.            Expenses. All costs and expenses incurred in connection with this Letter Agreement shall be paid by the party incurring such costs and expenses.

9.            General Provisions. Sections 1.2, 1.3, 1.4, 9.2, 9.4, 9.5, 9.6, 9.8, 9.9, 9.10, 9.12, 9.13 and 9.14 of the Purchase Agreement shall apply to this Letter Agreement, mutatis mutandis.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Letter Agreement, whereupon this Letter Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

HG (BERMUDA) LIMITED

By

Name:	Chris R. Matthews
Title:	Chief Executive Officer

CONFIRMED AND AGREED TO:

KORN/FERRY INTERNATIONAL

By

Name:	Brian Suh
Title:	Senior Vice President-
Corporate Development

[Signature Page to Letter Agreement Regarding Extension of the Resolution Period]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Letter Agreement, whereupon this Letter Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

HG (BERMUDA) LIMITED

By

Name:	Chris R. Matthews
Title:	Chief Executive Officer

CONFIRMED AND AGREED TO:

KORN/FERRY INTERNATIONAL

By

Name:	Brian Suh
Title:	Senior Vice President-
Corporate Development

[Signature Page to Letter Agreement Regarding Extension of the Resolution Period]